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                                                                       EXHIBIT 5



                            CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF DESIGNATION
                                       OF
                           SERIES AA SENIOR CUMULATIVE
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                              EMAK WORLDWIDE, INC.

                             ----------------------

                         Pursuant To Section 242 Of The
                General Corporation Law Of The State Of Delaware

                             ----------------------

        EMAK Worldwide, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST. At a meeting of the Board of Directors of the Corporation duly called and held on April 7, 2006, resolutions were duly adopted setting forth proposed amendments to the Certificate of Designation of Series AA Senior Cumulative Convertible Preferred Stock of the Corporation, declaring such amendments to be advisable and directing that such amendments be submitted to the stockholders of the Corporation for approval at its Annual Meeting of Stockholders to be held on May 31, 2006. Such resolutions recommended that paragraphs 1, 2, 6(i) and 12 be amended and restated in their entirely to read as follows:

        1.     Ranking.

               The Series AA Preferred Stock shall, with respect to distributions upon the liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of preferred stock established after the Preferred Stock Issue Date by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Series AA Preferred Stock as to distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock of the Corporation as "Junior Securities"); (ii) on a parity with any additional shares of Series AA Preferred Stock issued by the Corporation in the future and any other class of capital stock or series of preferred stock issued by the Corporation established after the Preferred Stock Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series AA Preferred Stock as to distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Corporation established after the Preferred Stock Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series AA Preferred Stock as to distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities"). The issuance of any Junior Securities, Parity Securities or Senior Securities shall be subject to paragraph 6 and the other provisions of this Certificate of Designation.

        2.     Dividends.

               (i) The holders of shares of the Series AA Preferred Stock shall be entitled

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        to receive, when, as and if dividends are declared by the Board of
        Directors out of funds of the Corporation legally available therefor, during the period commencing on the Preferred Stock Issue Date and continuing until the Dividend Expiration Date, cumulative dividends accruing at the rate per annum of 6% of the Liquidation Preference per share, payable quarterly in arrears on each March 31, June 30, September 30 and December 31 (each a "Dividend Payment Date"), to the holders of record as of the preceding March 15, June 15, September 15 and December 15 (each, a "Record Date") whether or not such Record Date is a Business Day. If any Dividend Payment Date is not a Business Day, such payment shall be made on the next succeeding Business Day. Dividends on the Series AA Preferred Stock when and if paid, shall be paid in cash. Notwithstanding the foregoing, neither the Corporation nor the Board of Directors shall at any time be obligated to declare and pay any such dividend. Unpaid dividends (whether or not declared) shall accrue and cumulate as provided herein.

               (ii) Dividends on the Series AA Preferred Stock shall be cumulative and shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate, compounded quarterly so that such accrued and unpaid dividends shall be added (solely for the purpose of calculating dividends payable on the Series AA Preferred Stock) to the Liquidation Preference of the Series AA Preferred Stock effective on the Dividend Payment Date on which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof at the rate set forth in subparagraph 2(i) above until such accrued and unpaid dividends have been paid in full.

               (iii) If the Corporation declares or pays any cash dividend on the Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the then-current market price per share of Common Stock (determined as provided in paragraph 3(xii)) and the denominator of which shall be the sum of the then-current market price per share of Common Stock (determined as provided in paragraph 3(xii)) and the per share dividend which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series AA Preferred Stock had all of the outstanding Series AA Preferred Stock been converted immediately prior to the record date for such dividend, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such dividends. For example, if the Corporation pays a cash dividend on the Common Stock in the aggregate amount of One Million Dollars ($1,000,000) at a time when (i) there are 5,800,000 shares of Common Stock outstanding, (ii) the outstanding Series AA Preferred Stock is convertible into 2,777,778 shares of Common Stock,
        (iii) the Conversion Price then in effect is Nine Dollars ($9.00) and
        (iv) the then-current market price per share of Common Stock is $10.00; then the Conversion Price would be reduced pursuant to this subparagraph 2(iii) to $8.90 per share, calculated as follows: $9.00 x ($10.00 / ($10.00 + 0.116)) = $8.90. Notwithstanding the foregoing, in no event shall the Conversion Price be adjusted pursuant to this paragraph 2(iii) to less than the current market price per share of Common Stock (determined as provided in paragraph 3(xii)) on the Exchange Date.

               (iv) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series AA Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series AA Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series AA Preferred

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        Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (a) no dividend (other than a dividend payable solely in shares of any Junior Securities or securities to purchase Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities or Parity Securities;
        (b) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities or Parity Securities, other than a distribution consisting solely of Junior Securities or securities to purchase Junior Securities;
        (c) no shares of Junior Securities or Parity Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities or Parity Securities) by the Corporation or any of its subsidiaries; and (d) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities or Parity Securities by the Corporation or any of its subsidiaries. Holders of the Series AA Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends and the dividends provided for in paragraph 2(iii) above as herein described.

        6.     Voting Rights.

               (i) So long as there remain outstanding at least 25% of the shares of Series AA Preferred Stock issued on or after the Preferred Stock Issue Date pursuant to this Certificate of Designation, the holders of the Series AA Preferred Stock shall have the exclusive right, voting separately as a class and to the exclusion of the holders of all other classes of capital stock of the Corporation, to elect two directors to the Board of Directors; provided, however, if at any time the Board of Directors includes more than seven Common Directors, then, so long as there remain outstanding at least 25% of the shares of Series AA Preferred Stock issued on or after the Preferred Stock Issue Date pursuant to this Certificate of Designation, the holders of the Series AA Preferred Stock shall have the exclusive right, voting separately as a class and to the exclusion of the holders of all other classes of capital stock of the Corporation, to elect a total of three directors to the Board of Directors; provided, further, in the event that a transaction potentially involving a Change of Control (including, without limitation, tender offers, formal or informal inquiries regarding extraordinary corporate transactions, or requests to modify or amend the stockholder rights plan) is to be considered for action by the Board of Directors at a time when the Board of Directors includes more than eight members, then, so long as there remain outstanding at least 25% of the shares of Series AA Preferred Stock issued on or after the Preferred Stock Issue Date pursuant to this Certificate of Designation, the holders of the Series AA Preferred Stock shall have the exclusive right, voting separately as a class and to the exclusion of the holders of all other classes of capital stock of the Corporation, to elect a total of three directors to the Board of Directors until such Change of Control has been finally acted upon by the Board of Directors. With respect to the immediately preceding clause, if there are fewer than three directors elected by the Series AA Preferred Stock then serving on the Board of Directors, then at least five Business Days prior to any action by the Board of Directors with respect to a potential Change of Control, the Corporation shall send, by facsimile and overnight courier, a notice to each holder of Series AA Preferred Stock at such holder's address as it appears in the register maintained by the Corporation or, if applicable, the Transfer Agent, which notice shall set forth the date of the Board of Directors meeting at which such potential Change of Control will be considered. If a third director is elected by the holders of the Series AA Preferred Stock in connection with the consideration of a Change of Control, the holders of the Series AA shall be deemed to have removed such third director immediately following final resolution of such potential Change of Control matter. For as long the holders of Series AA Preferred Stock voting

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        separately as a class are entitled to elect two (or if applicable, three) directors to the Board of Directors (the "Separate Voting Period"), the holders of Series AA Preferred Stock shall not be entitled to vote in the election of any other directors of the Corporation (and following the expiration of the Separate Voting Period, the holders of Series AA Preferred Stock shall be entitled to vote with the holders of the Common Stock for the election of directors pursuant to paragraph 6(ii) below). Directors to be designated and elected to the Board of Directors by the holders of the Series AA Preferred Stock shall be designated and elected at any annual meeting of stockholders or any special meeting called for the purpose of electing directors. Each such director shall serve until the earlier of (i) the next annual meeting of stockholders to elect directors or (ii) his or her earlier resignation or removal. Each such director may be removed during his or her term of office by and only by the affirmative vote of the holders of a majority of the outstanding shares of Series AA Preferred Stock, given at a special meeting of such holders duly called for such purpose. Any vacancy existing or created in the office of such directors may be filled by the holders of a majority of the Series AA Preferred Stock at a special meeting called for such purpose. Any special meetings of the holders of Series AA Preferred Stock shall be called by the Secretary of the Corporation upon the written request of 10% or more of the number of shares of Series AA Preferred Stock then outstanding; provided, however, that if the Secretary of the Corporation shall fail to call any such meeting within two Business Days after any such request, such meeting may be called by any holder of Series AA Preferred Stock designated for that purpose by the holders of record of 10% or more of the number of shares of Series AA Preferred Stock then outstanding. Any action that could otherwise be taken at a special meeting of the holders of Series AA Preferred Stock, including the election of directors, may be taken by written consent of holders of a majority of the outstanding Series AA Preferred Stock. Notwithstanding the election of directors as provided in this paragraph 6(i), each such director shall have equal rights and duties with all other directors of the Corporation.

        12.    Certain Definitions.

               As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

               "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

               "Change of Control" shall mean (A) the acquisition by any person (other than Investor and its Affiliates) or group (within the meaning of Section 12(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), of beneficial ownership, direct or indirect, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding equity securities, (B) the acquisition by any person or group (other than Donald Kurz, Stephen Robeck or the Investor or their respective Affiliates) of beneficial ownership, direct or indirect, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding equity securities, and either (x) a representative or nominee of such person or group shall be elected or appointed to the Board of Directors of the Corporation without the support of at least one (1) of the members of the Board of Directors of the Corporation to be elected by the holders of the Series AA Preferred Stock pursuant to paragraph 6 of this Certificate of Designation (the condition contained in this subparagraph (x) will no longer be applicable once the holders of such Series AA Preferred Stock no longer have the right to elect directors pursuant to paragraph 6 of this Certificate of Designation) or (y) a person designated by the Investor (as defined in the

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        Securities Purchase Agreement) pursuant to Section 4.4 of such
        Securities Purchase Agreement shall not be elected to the Board of Directors of the Corporation as provided in such Section or (C) the consolidation of the Corporation with, or the merger of the Corporation with or into, another Person or the sale, assignment or transfer of all or substantially all of the Corporation's assets to any Person, or the consolidation of any Person with, or the merger of any Person with or into, the Corporation, in any such event in a transaction in which the outstanding voting capital stock of the Corporation is converted into or exchanged for cash, securities or other property, provided that following such transaction the holders of voting stock of the Corporation immediately prior to such transaction do not own more than 50% of the voting stock of the company surviving such transaction or to which such assets are transferred.

               "Closing Price" means, for each Trading Day, the last reported sale price on the Nasdaq National Market or, if the Common Stock is not quoted on the Nasdaq National Market, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the corporation for that purpose.

               "Common Directors" means the member of the Corporation's Board of Directors elected by the holders of Common Stock.

               "Common Stock" means the Common Stock, par value $.001 per share, of the Corporation.

               "Conversion Price" shall initially mean $9.00 per share of Series AA Preferred Stock and thereafter shall be subject to adjustment from time to time pursuant to the terms of paragraph 3 hereof.

               "Dividend Expiration Date" means March 31, 2006.

               "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

               "Exchange Date" means the closing date of the exchange of the Corporation's Series A Senior Cumulative Participating Convertible Preferred Stock for shares of Series AA Preferred Stock pursuant to the Exchange Agreement dated as of December 30, 2004 between the Corporation and Crown EMAK Partners, LLC. A copy of the Exchange Agreement is on file at the principal executive offices of the Corporation and shall be provided to any stockholder of the Corporation upon written request and without charge.

               "Person" means any individual or corporation, partnership (limited, general or otherwise), joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

               "Preferred Stock Issue Date" means March 29, 2000.

               "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of March 29, 2000 between the Corporation and Crown Acquisition Partners, LLC. A copy of the Securities Purchase Agreement is on file at the principal executive offices of the Corporation and shall be provided to any stockholder of the Corporation upon written request and without charge.

               "Trading Day" means any day on which the Nasdaq National Market or other applicable stock exchange or market is open for business.

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               "Transfer Agent" shall be the Corporation unless and until a successor is selected by the Corporation.

        SECOND. At the Annual Meeting of Stockholders of the Corporation duly called and held on May 31, 2006, the affirmative vote of a majority of the votes permitted to be cast by the holders of the outstanding shares of the Corporation's common stock, par value $.001 per share, and the Corporation's Series AA Senior Cumulative Convertible Preferred Stock, par value $.001 per share, was obtained in favor of such amendments with respect to paragraphs 1, 2, 6(i) and 12.

        THIRD. Said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by Teresa L. Tormey, its Secretary on this 30th day of June, 2006.

                                             EMAK WORLDWIDE, INC.


                                             By:
                                                --------------------------------
                                             Name:  Teresa L. Tormey
                                             Title: Secretary